Exhibit 99.1

CONTACTS:

Shelly Doran

317.685.7330

Investors

Les Morris

317.263.7711

Media

SIMON PROPERTY GROUP ANNOUNCES CONCURRENT OFFERINGS
OF COMMON STOCK AND SENIOR NOTES

Indianapolis, Indiana — March 19, 2009...Simon Property Group, Inc. (NYSE:SPG) announced today that it and its majority-owned operating partnership subsidiary, Simon Property Group, L.P., intend to conduct, subject to market and other conditions, concurrent offerings of approximately 15,000,000 shares of common stock and approximately $500 million principal amount of senior notes due 2019.  The completion of either offering is not conditioned on the success of the other.  The Company expects to grant the underwriters in the common stock offering an over-allotment option to purchase 2,250,000 additional shares of common stock.

Simon intends to use the net proceeds to partially repay the outstanding balance of its $3.5 billion unsecured credit facility and for general corporate purposes.

Goldman, Sachs & Co., Deutsche Bank Securities and UBS Investment Bank are serving as joint bookrunning managers of the common stock offering.  Goldman, Sachs & Co. and J.P. Morgan are serving as joint bookrunning managers of the senior note offering.  The offerings are being conducted as public offerings under Simon’s joint shelf registration statement filed with the Securities and Exchange Commission.  Any offer of securities will be made by means of the prospectus supplement and accompanying prospectus relating to each offering.  When available, copies of the prospectus supplement and accompanying prospectus relating to each offering can be obtained by contacting:  Goldman, Sachs & Co., Attn:  Prospectus Dept., 85 Broad St., New York, NY  10004.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

This press release contains forward-looking statements.  These forward-looking statements are subject to certain risks and uncertainties, and actual results may differ materially from projections.  Readers should carefully review the Company’s and the Operating Partnership’s financial statements and notes thereto, as well as the risk factors described in their Annual Reports on Form 10-K for the year ended December 31, 2008, and other reports filed from time to time with the Securities and Exchange Commission.  These forward-looking statements reflect management’s judgment as of this date, and the Company assumes no obligation to revise or update them to reflect future events or circumstances.

About Simon Property Group

Simon Property Group, Inc. is an S&P 500 company and the largest public U.S. real estate company.  The Company is a fully integrated real estate company which operates from five retail real estate platforms:  regional malls, Premium Outlet Centers®, the Mills®, community/lifestyle centers and international properties.  It currently owns or has an interest in 386 properties comprising 263 million square feet of gross leasable area in North America, Europe and Asia.  The Company is headquartered in Indianapolis, Indiana and employs more than 5,000 people worldwide.  Simon Property Group, Inc. is publicly traded on the NYSE under the symbol SPG.